As filed with the Securities and Exchange Commission on March 16, 2005
                         Registration No. 333 -________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       FIRST HORIZON NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

         TENNESSEE                                        62-0803242
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                       Identification No.)

                               165 Madison Avenue
                            Memphis, Tennessee  38103
                                 (901) 523-4444
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

              First Horizon National Corporation Savings Plan
                              (Full title of plan)

Harry A. Johnson, III                      With a copy to:
Executive Vice President and
    General Counsel                        Clyde A.  Billings, Jr.
First Horizon National Corporation         Senior Vice President, Assistant
165 Madison Avenue                         General Counsel and
Memphis, Tennessee  38103                  Corporate Secretary
(901) 523-5624                             First Horizon National Corporation
(Name, address, including zip code,        165 Madison Avenue
 and telephone number, including area      Memphis, TN  38103
 code, of agent for service)               (901) 523-5679

                         CALCULATION OF REGISTRATION FEE
=========================================================================
Title of      Amount to     Proposed Maxi-   Proposed Maxi-  Amount of
Securities    Be Regis-     mum Offering     mum Aggregate   Registration
To be         tered         Price per        Offering        Fee (1)
Registered                  Share (1)        Price (1)
----------    -----------   --------------   --------------  ------------
Common Stk*   5,000,000     $42.72           $213,600,000    $25,140.72
& Plan        shares
Interests(2)
=========================================================================
* Including related Rights

(1) Estimated and calculated pursuant to Rule 457(h)(1), based on the average of the high and low prices reported on the New York Stock Exchange for Registrant's stock on March 14, 2005.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests offered or sold pursuant to the employee benefit plan described herein.

Note on Filing History

     On October 30, 1995, First Horizon National Corporation ("FHNC" or the "Registrant") filed a registration statement on Form S-8 (File No. 33-63809), registering 4,000,000 shares (after adjusting for two intervening stock splits) of its common stock, par value $0.625 per share ("Common Stock"), for sale under Registrant's First Horizon National Corporation Savings Plan, formerly called First Tennessee National Corporation Savings Plan and Trust (as amended to date, the "Plan"). Reg. No. 33-63809 is the most recent, and the only still-active, registration statement applicable to the Plan. Registrant is filing this registration statement to register 5,000,000 additional shares of Registrant's Common Stock for sale under the Plan.

Note on Share Issuance

     The Registrant does not intend to sell original issue shares under the Plan in connection with the additional shares registered under this Registration Statement. The Plan and the Registrant contemplate that the Plan trustee will purchase shares of Common Stock for the accounts of the participants on the open market or otherwise from sources other than the Registrant.


     PART I The Section 10(a) prospectus relating to the Plan is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.


                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

     As permitted by Instruction E to Form S-8, the contents of Registrant's registration statement on Form S-8 (File No. 33-63809), which was filed October 30, 1995, covering shares for sale under the Plan, as updated below, are incorporated herein by reference. In addition to the foregoing, the following information is also included in this registration statement:

Item 5.  Interests of Named Experts and Counsel

     KPMG LLP, the Registrant's independent accountants, have no interest in the Registrant.

Item 6.  Indemnification of Directors and Officers

     Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. FHNC has adopted the provisions of the Tennessee statute pursuant to Article Six of its Bylaws. In addition, FHNC has a directors' and officers' liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

     Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FHNC has adopted the provisions of the statute as Article 13 of its charter.

     The shareholders of FHNC have approved an amendment to Article Six of the Bylaws pursuant to which FHNC is required to indemnify each director and any officers designated by the Board of Directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the Board of Directors is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Item 8.  Exhibits

All Exhibits are listed in the Exhibit Index at the end of this Part II.

Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section
            10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) Pursuant to the instruction to Item 8 of Form S-8 concerning Exhibit 5, in lieu of providing an opinion of counsel or Internal Revenue Service
    (IRS) determination letter concerning the compliance of the Plan with ERISA, the undersigned Registrant undertakes (i) to submit material amendments of the Plan to the IRS in a timely manner, and (ii) to make all changes required by the IRS in order to qualify the Plan under
    Section 401(a) of the Internal Revenue Code, as amended.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on March 16, 2005.

FIRST HORIZON NATIONAL CORPORATION


By: /s/Marlin L. Mosby, III
       --------------------
       Marlin L. Mosby, III
       Executive Vice President and
       Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                 Title                         Date
----------------------    ---------------------         --------------

J. Kenneth Glass*         Chairman of the Board,        March 16, 2005
J. Kenneth Glass          President, Chief Executive
                          Officer and a Director
                         (principal executive officer)

Marlin L. Mosby, III*     Executive Vice President      March 16, 2005
Marlin L. Mosby, III      and Chief Financial Officer
                         (principal financial officer)

James F. Keen*            Executive Vice President      March 16, 2005
James F. Keen             and Corporate Controller
                         (principal accounting officer)

Robert C. Blattberg*      Director                      March 16, 2005
Robert C. Blattberg

George E. Cates*          Director                      March 16, 2005
George E. Cates

Simon F. Cooper*          Director                      March 16, 2005
Simon F. Cooper

James A. Haslam, III*     Director                      March 16, 2005
James A. Haslam, III

R. Brad Martin*           Director                      March 16, 2005
R. Brad Martin

Vicki R. Palmer*          Director                      March 16, 2005
Vicki R. Palmer

Michael D. Rose*          Director                      March 16, 2005
Michael D. Rose

Mary F. Sammons*          Director                      March 16, 2005
Mary F. Sammons

William B. Sansom*        Director                      March 16, 2005
William B. Sansom

Jonathan P. Ward*         Director                      March 16, 2005
Jonathan P. Ward

Luke Yancy III*           Director                      March 16, 2005
Luke Yancy III


*By: /s/Clyde A. Billings, Jr.
        ----------------------
        Clyde A. Billings, Jr.
        Attorney-in-Fact
        March 16, 2005


The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on March 16, 2005.

                                 FIRST HORIZON NATIONAL CORPORATION
                                 SAVINGS PLAN


                               By: /s/ Robert E. Ellis
                                  -------------------------------------
                                       Robert E. Ellis, Plan Committee
                                       Member and duly authorized
                                       signatory

                                  EXHIBIT INDEX
                                  -------------

Exhibit 4.1

Amended and Restated Charter of the Corporation, incorporated herein by reference to Exhibit 3(i) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended 3-31-04.

Exhibit 4.2

Bylaws of the Corporation, as amended and restated as of 1-18-05, incorporated herein by reference to Exhibit 3.2 to the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.

Exhibit 4.3

Shareholder Protection Rights Agreement, dated as of October 20, 1998, between the Corporation and First Tennessee Bank National Association, as Rights Agent, including as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Articles of Amendment designating Participating Preferred Stock, incorporated herein by reference to Exhibits 1, 2, and 3 to the Corporation's Registration Statement on Form 8-A filed 10-23-98.

Exhibit 5

None.

In accordance with the exceptions specified in Item 8 of Form S-8:

(a) No opinion of counsel regarding the legality of the securities being registered hereunder is provided because the Plan and the Registrant contemplate that such securities will not include original issuance securities.

(b) No opinion of counsel concerning compliance of the Plan with ERISA is provided. The Registrant has submitted the Plan to the Internal Revenue Service (IRS) and received a favorable determination letter, and the Registrant has made the undertakings required by Item 8 of Form S-8, as set forth in Item 9(d) above.

Exhibit 23.1

Consent of Independent Accountants.

Exhibit 24.1

Power of Attorney executed by certain directors and officers of the Registrant.